UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 15, 2011

Behringer Harvard Short-Term Opportunity Fund I LP
(Exact Name of Registrant as Specified in Its Charter)

Texas	000-51291	71-0897614
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas
75001
(Address of principal executive offices)
(Zip Code)

(866) 655-1610
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 15, 2011, the contract between Behringer Harvard 250/290 John Carpenter LP, a wholly owned subsidiary of Behringer Harvard Short-Term Opportunity Fund I LP (which may be referred to herein as the “Registrant,” “we,” “our” or “us”) and an unaffiliated buyer, Forest City Commercial Development, Inc. (the “Purchaser”), dated April 20, 2011 for the sale of our three-building office complex located at 250/290 John Carpenter Freeway in Irving, Texas (“250/290 John Carpenter Freeway”) was terminated as part of the continuing negotiations with the Purchaser to restructure the acquisition.  As disclosed in our Form 10-Q for the period ended June 30, 2011, the parties have been in negotiations regarding the original sales contract, which was subsequently restructured to provide for contingent profits interests that are subject to certain conditions, thus lowering the original contract sales price.

In connection with our ongoing negotiations with the Purchaser, on August 18, 2011, the original contract was reinstated and amended to reflect this adjusted contract sales price of $18.8 million, to clarify our contingent profits interests and the conditions to which they are subject, to reduce the earnest money deposit to $10,000, and to include the right to terminate by either party at any time prior to the satisfaction of the closing conditions.

The consummation of the sale of 250/290 John Carpenter Freeway remains subject to substantial conditions and will generally depend upon:

•	the satisfaction of the conditions to the sale contained in the relevant contracts; and

•	no material adverse change occurring relating to the property, the tenants or in the local economic conditions.

At the time of this filing, we cannot give any assurances that the closing of this sale is probable.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BEHRINGER HARVARD SHORT-TERM OPPORTUNITY FUND I LP

	By:	Behringer Harvard Advisors II LP
Co-General Partner

		By:	Harvard Property Trust, LLC
General Partner

Dated: August 19, 2011			By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President –
Corporate Development & Legal
and Secretary